EXHIBIT 99.2

WINSTAR



           CONTACTS:
           Financial Community                 Press
           Michelle Davis                      Louise Goodman
           Manager of Investor Relations       (212) 584-4083
           (212) 584-4053                      lgoodman@winstar.com


           WINSTAR COMPLETES ACQUISITION OF 14 LUCENT CLASS 5 SWITCHES
                  AND OTHER TELECOMMUNICATIONS ASSETS OF US ONE

NEW YORK - OCTOBER 20, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ- WCII) announced today it has completed the acquisition of 14 Lucent 5ESS-2000 switches and other telecommunications assets of US One Communications Corp. WinStar announced on October 16, 1997 its plans to purchase the switches and to accelerate the deployment of its broadband telecommunications network.

WinStar paid $100 million for the acquisition, $80 million of which was paid in cash at the closing. A final payment of $20 million, which WinStar can choose to make in the form of cash or WinStar stock, will be made in approximately 90-120 days, when US One's bankruptcy plan receives final court approval. In a separate transaction, the company has also received approximately $19 million in cash from the sale of two of the former US One switches which duplicated capacity already in place. WinStar said today it is discussing purchase offers from various parties for five other switches.

WinStar received a credit facility from Salomon Brothers and Credit Suisse First Boston to finance the transaction on an interim basis. The company expects to replace this facility with long-term equipment financing.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(sm) services using its licenses in the 38 GHz spectrum. The company also provides long distance and information services.


WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.



                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                        Tel 212 84 4000 Fax 212 867 1565


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